Exhibit 3.21

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

LGA2 Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of LGA2 Corp., by unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the first Article thereof so that, as amended said Article shall be and read as follows:

“The name of the corporation is: World Tableware Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors an annual meeting of the stockholders of said corporation upon written waiver of notice signed by all stockholders, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said World Tableware Inc. has caused this certificate to be signed by Arthur H. Smith, its Vice President, this 3rd day of November, 1997.

/s/ Arthur H. Smith
By:	Arthur H. Smith
Vice President

CERTIFICATE OF INCORPORATION

OF

LGA2 Corp.

* * * * * * * * *

1. The name of the corporation is:

LGA2 Corp.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) Common shares at Zero Dollars and One Cent ($0.01) par value.

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the incorporator is:

Arthur H. Smith

300 Madison Avenue

Toledo, OH 43604

7. The corporation is to have perpetual existence.

8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liablity (I) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under